BERRY PLASTICS GROUP, INC.
EXECUTIVE BONUS PLAN
(Under the Berry Plastics Group, Inc. 2015 Long-Term Incentive Plan)

Amended and Restated December 22, 2015
Effective as of September 27, 2015

1.	Purpose

This Executive Bonus Plan (the “Bonus Plan”) is intended to provide an incentive for superior work and to motivate eligible executives of Berry Plastics Group, Inc. (the “Company”) and its subsidiaries toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives.  The Bonus Plan is for the benefit of certain key executives of the Company as selected under Section 3 hereof. With respect to Covered Employees (as defined herein), this Bonus Plan is designed to ensure that the bonuses paid hereunder to eligible participants are deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”), and the regulations and interpretations promulgated thereunder.

Effective as of September 27, 2015, the Bonus Plan is established under Section 3.5 of the Berry Plastics Group, Inc. 2015 Long-Term Incentive Plan (as amended from time to time, the “2015 LTIP”) as an Award Program (as defined in the 2015 LTIP) and is subject to the terms thereof.  If the terms of this Bonus Plan conflict with the terms of the 2015 LTIP in a manner that would make compliance with the terms of both this Bonus Plan and the 2015 LTIP impossible, the terms of the 2015 LTIP shall control.  This Bonus Plan amends and restates the prior version of the Bonus Plan adopted October 2, 2012.

2.	Administration

Subject to applicable law and regulation, the Compensation Committee of the Board of Directors of the Company (the “Committee”) shall have the sole discretion and authority to administer and interpret the Bonus Plan and any determination made by the Committee under this Bonus Plan shall be final and conclusive.   This Bonus Plan shall be interpreted in view of the intention that any grant of compensation to Covered Employees (as defined herein) pursuant to this Bonus Plan is intended to qualify as performance-based compensation with the meaning of Code Section 162(m) and the regulations and interpretations promulgated thereunder.

3.	Participation

From time to time, the Committee may select certain key executives of the Company (such executive, if selected by the Committee to participate in the Bonus Plan, a “Participant”) to be eligible to receive bonuses hereunder for a “Plan Year” (i.e., the Company’s fiscal year).  Once a person becomes a Participant under this Bonus Plan, the Participant shall remain a Participant until any bonuses payable to such Participant pursuant to this Bonus Plan have been paid out or forfeited.   A Participant who is a “covered employee” (as such term is defined under Code Section 162(m)(3)) shall be referred to as a “Covered Employee”.

4.	Bonus Determinations

The Company may pay bonuses to Participants under the Bonus Plan based upon such terms and conditions as the Committee may in its discretion determine.  However, with respect to awards under this Bonus Plan to Covered Employees: (a) the Committee shall establish the “Performance Goals” (as such term is defined under the 2015 LTIP) for the payment thereunder no later than the ninetieth (90th) day of each Plan Year; (b) the Committee shall establish the maximum bonus that can be made pursuant to this Bonus Plan to a Covered Employee, subject to Section 2.4(c) of the 2015 LTIP; (c) the Committee may reduce (but not increase) the bonus payable to a Covered Employee based upon the Committee determination of the individual performance of such Participant for such Plan Year and such other factors as the Committee deems appropriate; and (d) the Committee shall certify the level of achievement of the Performance Goals as soon as practical after the end of the Plan Year for which the determination is being made, including by certifying that the Performance Goals were not attained, if applicable.

5.	Bonus Payment

The payment of a bonus to a Participant with respect to a performance period shall be conditioned upon the Participant’s employment by the Company on the last day of the performance period; provided, however, that the Committee may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of a Participant’s termination of employment, retirement, death or disability, or as may be required by or contemplated in an individual employment or similar agreement.  No bonus shall be paid to a Covered Employee prior to the certification by the Committee of the level to which the Performance Goals have been attained.  Bonuses under this Section will be paid within thirty (30) days following such certification, but in no event later than the end of the calendar year in which the Plan Year ends.  If the Committee exercises discretion in Section 4(b) to reduce a Covered Employee’s bonus to zero dollars, or if the Committee certifies that the Performance Goals have not been met, the bonus will be deemed paid as of the date such discretion is exercised or certification is made, as applicable.

6.	Amendment and Termination

The Board reserves the right to amend or terminate the Bonus Plan at any time in its sole discretion.  Any amendments to the Bonus Plan shall require stockholder approval only to the extent required by any applicable law, rule or regulation.

7.	No Employment Rights

Nothing in the Bonus Plan shall confer upon any Participant the right to continue in the employ of the Company or affect any right which the Company may have to terminate such employment.

8.	Rights Unsecured.

The right of any Participant to receive vested bonuses under this Bonus Plan shall constitute an unsecured claim against the general assets of the Company.

9.	Nonalienation of Benefits.

Except as expressly provided herein, neither a Participant nor his or her heirs, executors, or Committees shall have the power or right to transfer, hypothecate, alienate, assign, or otherwise encumber the Participant’s interest under this Bonus Plan.  The Company’s obligations under this Bonus Plan are not assignable or transferable except to a corporation which acquires all or substantially all of the assets of the Company or any corporation into which the Company may be merged or consolidated.

10.	No Limitation on Corporate Actions.

Nothing contained in this Bonus Plan shall be construed to prevent the Company or any affiliate from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on this Bonus Plan or any awards made under this Bonus Plan.  No employee, Participant or other person shall have any claim against the Company or any of its affiliate as a result of any such action.

11.	Required Taxes

No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any award under the Bonus Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount.  The obligations of the Company under the Bonus Plan shall be conditional on such payment or arrangements, and the Company and its affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant.

12.	Governing Law

All questions concerning the construction, interpretation and validity of the Bonus Plan shall be governed by and construed and enforced in accordance with the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Bonus Plan, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.